EXHIBIT 23.1

CONSENT OF INDPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to the Registration Statement No. 333-221071 on Form S-8 of PreCheck Health Solutions, Inc. of our report dated April 16, 2019, relating to the consolidated financial statements of Precheck Health Services, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018.  Our report includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.

Pinnacle Accountancy Group of Utah

April 16, 2019